Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Fourth Quarter and 2019 Results and
Continuing Actions to Re-Position the Company in 2020
Fourth Quarter and 2019 Results

•
Fourth quarter and full year 2019 loss from continuing operations of $57 million and $119 million due primarily to extremely weak commodity pricing, which alone negatively impacted results by $162 million in the full year period

•	Took decisive action in 2019: implemented strategy to increase margins for Cellulose Specialties, reduce capital expenditures, sell the Matane asset and reduce debt

•	$151 million of liquidity as of year-end 2019; 4.1x senior secured leverage versus 5.6x covenant ratio
Recent Developments

•	Dissolving wood pulp (Cellulose Specialties and viscose) and fluff pulp eligible for exemption from Chinese tariffs; Exemption process begins March 2

•	Momentum in lumber prices driven by strong housing starts in December and January; duties from lumber imported from Canada to U.S. preliminarily reduced by 60 percent beginning in August
Further Actions to Reduce Costs and Improve Free Cash Flow

•	Operating cost improvements, corporate cost eliminations, working capital reductions and capex savings of $60 to $70 million expected for 2020

•	Initiating incremental actions to evaluate alternatives for non-core assets and additional cost reductions

JACKSONVILLE, Fla., February 25, 2020 - In conjunction with Fourth Quarter and 2019 results, Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) is announcing actions to further reduce costs and improve cash flow.
“2019 was a difficult year, negatively impacted by global trade disputes and sales price declines across our commodity businesses. We took decisive action to combat the pressure including implementing a strategy to increase margins in Cellulose Specialties, reduce capital expenditures, sell the Matane asset and reduce debt,” said Paul Boynton, Chairman, President and Chief Executive Officer. “Today, we are announcing additional cost and cash actions that will position the Company to navigate historically weak commodity markets, ensure debt covenant compliance and ultimately drive long-term success.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Fourth Quarter and Full Year 2019 Results Summary
The Company today reported a loss from continuing operations for the year ended December 31, 2019 of $119 million, or $2.33 loss per diluted common share, compared to income from continuing operations of $99 million, or $1.52 earnings per diluted common share for the prior year. Fourth quarter 2019 loss from continuing operations was $57 million, or $0.91 loss per diluted common share, compared to income from continuing operations of $7 million, or $0.07 earnings per diluted common share for the prior year comparable period.
The adjusted loss from continuing operations for the year ended December 31, 2019 was $110 million, or $2.16 loss per diluted common share, compared to adjusted income of $82 million, or $1.25 earnings per diluted common share, for the prior year. The adjusted loss from continuing operations for the fourth quarter of 2019 was $49 million, or $0.78 loss per diluted common share, compared to adjusted income from continuing operations of $7 million, or $0.08 earnings per diluted common share, for the prior year comparable quarter.
See Schedule H for a reconciliation of the results from continuing operations to adjusted amounts.
As a result of the sale of the Matane facility in November 2019, its operating results have been classified as discontinued operations. Unless otherwise stated, information herein relates to continuing operations. Also following the sale of the Matane facility, the Company’s reportable segments have changed to now include High Purity Cellulose, Forest Products, Paperboard and Pulp & Newsprint. All prior period amounts have been reclassified to conform to this presentation.

Fourth Quarter and Full Year 2019 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended			Year Ended
Net sales (in millions)	December 31, 2019	September 28, 2019	December 31, 2018	December 31, 2019	December 31, 2018
High Purity Cellulose	$304	$268	$317	$1,127	$1,192
Forest Products	77	65	73	299	356
Paperboard	49	54	48	200	197
Pulp & Newsprint	54	46	60	215	282
Eliminations	(16)	(17)	(17)	(66)	(70)
Total net sales	$468	$416	$481	$1,775	$1,957
Operating results comprised the following for the periods presented:

	Three Months Ended			Year Ended
Operating income (loss) (in millions)	December 31, 2019	September 28, 2019	December 31, 2018	December 31, 2019	December 31, 2018
High Purity Cellulose	$(4)	$7	$29	$7	$112
Forest Products	(4)	(5)	(10)	(31)	25
Paperboard	3	2	(1)	4	4
Pulp & Newsprint	(2)	(4)	16	2	72
Corporate	(25)	(8)	(17)	(65)	(65)
Total operating income (loss)	$(32)	$(8)	$17	$(83)	$148

High Purity Cellulose
Operating income for the full year ended December 31, 2019 declined $106 million from prior year. A significant portion of the decline was driven by lower prices for commodity products (primarily viscose and fluff pulp) which impacted financial results by $33 million. Commodity volumes and sales mix also negatively impacted results primarily due to weaker demand in the fourth quarter and the timing of sales orders. In addition, Cellulose Specialties volumes decreased by 6 percent due to demand weakness in acetate, automotive and construction markets driven primarily by a global economic slowdown in manufacturing, partially offset by a benefit from sales timing. Higher costs negatively impacted the full year period, particularly in the first half of 2019 due to

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

operational issues. Additionally, Cellulose Specialties sales prices declined 2 percent, in line with expectations, contributing to the full year declines. The 2018 full year period also includes operating income of $5 million from the resins business which was sold in September 2018.

For the three-month period ended December 31, 2019, operating income declined $33 million compared to the prior year period. The decline was driven by lower prices for commodity products, which impacted results by $28 million primarily driven by a 25 percent decline in sales prices with rapidly deteriorating commodity markets in the second half of 2019 amid the U.S.-China trade dispute. Volumes negatively impacted the three-month period primarily due to timing of sales orders, while costs for the period contributed positively to results driven by lower chemical and logistics costs.

Compared to the third quarter of 2019, operating income declined $11 million as commodity sales prices declined significantly due to lower prices for commodity products as a result of the U.S.-China trade dispute. This was partially offset by higher Cellulose Specialties and commodity sales volumes due to the timing of sales orders and cost improvements.

Forest Products
The operating loss for the three-months ended December 31, 2019 improved $6 million when compared to the same prior year period due to increases in lumber prices and volumes of 1 percent and 5 percent, respectively, and the reversal of the net realizable inventory reserve as a result of higher prices and lower costs. For the full year period ended December 31, 2019, operating income decreased $56 million when compared to the prior year period primarily driven by a 21 percent decline in lumber prices in 2019, partially offset by lower costs. Additionally, the Company paid $7 million of duties in the current quarter and $23 million for the full year.

Compared to the third quarter of 2019, the operating loss improved by $1 million. The improvement was driven by a 5 percent and 16 percent increase in lumber sales prices and sales volumes, respectively. This was offset by higher duties as a result of the increased lumber sales prices and volumes. Additionally, the third quarter was favorably impacted by the reversal of the net realizable inventory reserve of $5 million.

Paperboard
Operating income improved $5 million for the three months ended December 31, 2019 when compared to the same prior year period as a 2 percent improvement in sales volumes and lower pulp raw material prices were slightly offset by a 1 percent decline in sales prices. Operating income for the full year period ended December 31, 2019 was comparable to the prior year results as a 2 percent decline in sales prices and higher transportation and logistics costs were offset by a 4 percent improvement in sales volumes and lower pulp raw material prices.

Compared to the third quarter of 2019, operating income improved $1 million as a 10 percent decline in sales volumes was more than offset in lower pulp raw material prices and other costs.

Pulp & Newsprint
Operating income for the three and twelve months ended December 31, 2019 declined $18 million and $70 million, respectively, when compared to the same prior year periods. The decline was primarily driven by a 33 percent and 25 percent decrease in high-yield pulp sales prices in the three-month and full year periods, respectively, due to weaker markets, which accounted for approximately $14 million and $37 million of the reduction. In addition, lower newsprint prices in the three month and full year periods also contributed to the decline in operating income. Newsprint sales volumes were also unfavorably impacted in the full year period by lower production due to market-related downtime and reliability issues. Lastly, results included a non-recurring $11 million non-cash pension charge in the quarter.

Compared to the third quarter of 2019, the operating loss improved by $3 million. The improvement was driven by higher high-yield pulp and newsprint sales volumes and lower costs partially offset by lower high-yield and newsprint sales prices.

Corporate
The operating loss for the three months ended December 31, 2019 increased $8 million when compared to the prior year quarter driven by a $17 million non-cash environmental reserve charge. During the year ended December 31, 2019, the operating loss was flat to the prior year as lower incentive compensation, severance costs, and an insurance recovery was offset by loan amendment costs, higher non-cash environmental costs and other non-recurring expenses associated with a review of the Company’s commodity asset portfolio.

Compared to the third quarter of 2019, the operating loss increased by $17 million. Higher non-cash environmental reserves, the absence of the favorable insurance recovery from the third quarter of 2019 as well as unfavorable foreign exchange rate changes

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
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were partially offset by loan amendment costs and non-recurring expenses associated with a review of the Company’s commodity asset portfolio.
Non-Operating Expenses
Interest expense for the three and twelve months ended December 31, 2019, increased $4 million in each period driven by higher average debt levels, increased interest margin from the amendment to the credit facilities, increased amortization of deferred loan costs from the $100 million repayment of term loans, partially offset by lower LIBOR rates.
Income Taxes
The full year 2019 effective tax rate from continuing operations was a benefit of 20 percent compared to an expense of 21 percent for the same period in 2018. The effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to nondeductible interest expense in the U.S., tax credits, excess tax deductions on vested stock compensation, U.S. Global Intangible Low-Taxed Income, and different statutory tax rates of foreign operations.

Discontinued Operations
As previously discussed, the Company has presented the operating results for its Matane operations as discontinued operations for all periods presented herein. Income from discontinued operations includes an after-tax gain of $84 million from the sale of the Matane mill that was completed in the fourth quarter of 2019. Also included in the discontinued operations is allocated interest expense for $100 million of debt that was required to be repaid per the Credit Agreement amendment and professional fees to sell the operation.
Actions to Reduce Costs and Improve Free Cash Flow
Today, the Company announced additional actions to reduce costs and improve free cash flow that further position it for long-term success. Already underway, the Company is implementing these initiatives while maintaining the high quality products and culture of innovation that are consistent with Rayonier Advanced Materials’ values.
“As we continue to focus on actions within our control, we have identified additional opportunities for cost reduction and cash preservation to ensure the Company can manage through the current commodity price environment,” said Boynton. “These proactive steps are critical to ensure we remain in compliance with our bank covenants in the near-term and provide our stakeholders with the ability to benefit from commodity price recovery in the long-term. We are targeting a total company cost savings and cash preservation plan of $60 to $70 million for 2020.”
Recent Developments

Action on Tariffs on Imported Goods into China
On February 18, the Tariff Commission of the State Council in China announced a notice to eliminate the tariff on certain raw material purchases by accepting application by the relevant Chinese entities for this removal beginning on March 2, 2020. The list of raw materials eligible for such tariff elimination include dissolving wood pulp (including Cellulose Specialties and viscose) and fluff pulp. Based upon the Company’s understanding of the notice and process, it believes that tariffs on its products into China will be eliminated by late first or early second quarter of 2020. The Company had approximately $230 million of sales from the U.S. to China in 2019.

Coronavirus
In late 2019 and early 2020, a strain of coronavirus was reported in China. In January 2020, in response to human health concerns, Chinese authorities ordered some businesses and ports closed. The Company has been in regular contact with its customers. To date, the Company has not seen a slowdown in order volumes, shipments or cash collections for its Cellulose Specialties customers. In high-yield pulp, we have seen some slowdown of orders, which is being offset by sales to other geographic regions. Given the dynamic and fluid nature of this situation, the potential financial impact, if any, cannot be reasonably estimated at this time.

Momentum in Lumber Prices
Lumber prices have seen recent improvements supported by strong housing starts of 1.6 million in December and January, representing the best housing start numbers in over a decade. Lumber index prices have improved by $45 per thousand board feet since the start of the year and the tone in the market is better. On February 3, the U.S. Department of Commerce announced a preliminary determination that combined anti-dumping and countervailing duties on the Company’s softwood lumber would fall

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

to 8.2 percent from 20.2 percent beginning in August, as it relates to the Company, which deposited $23 million of duties in 2019. A final determination is expected in August.

2020 Actions

Improve Operational Costs
The Company expects to improve costs from operations by $15 million primarily through efficiencies in supply chain and execution on continuous improvement projects in its facilities.

Reduce Corporate Costs
The Company will reduce its administrative support cost structure to align with the current business environment. The net cost savings from these changes are forecasted to be approximately $10 to $15 million in 2020 from 2019 levels.

Reduce Capex
2020 capital expenditures will be reduced by $10 to $15 million in addition to the $26 million reduction in 2019 from 2018 levels.

Improve Working Capital
2020 working capital will be reduced by an estimated $25 million from 2019 levels with a focus on reducing inventory levels and improving payment terms.

Evaluate Further Opportunities for Improvement
Initiate incremental actions to review non-core assets to identify further opportunities to reduce costs and better position the Company for long-term success. Actions may include asset sales, workforce reductions, temporary production curtailments and permanent closures.

Outlook
High Purity Cellulose
For 2020, the Company expects Cellulose Specialties prices to increase approximately 2 percent on a contractual basis as a result of the Company’s decision to enhance product margins. As anticipated, Cellulose Specialties volumes are expected to decline due to a ramp down in certain contractual volumes driven by decisions not to pursue lower margin Cellulose Specialties business, a negative impact expected from sales timing and forecasted weakness in automotive end markets. Driven by the U.S.-China Trade dispute and slowing global economic growth, pricing for commodity products (primarily viscose and fluff pulp) are currently at decades lows. The Company expects these commodity prices to increase progressively throughout the year but on average be below the average pricing for 2019. Commodity sales volumes are expected to increase materially in 2020 due to improved operations, asset optimization and lower Cellulose Specialties volumes. Total sales volumes for the segment are expected to increase mid-single digits percent with commodity sales volumes anticipated to account for approximately 50 percent of the total sales volume in 2020. Overall, the Company anticipates segment EBITDA to increase modestly from last year; however, the extent of this improvement will be primarily dependent upon the level of improvement in commodity product pricing and the impact of the current health crisis in China.

Forest Products
U.S. housing starts and remodeling activity are the key drivers for lumber demand. U.S. housing starts were reported at a seasonally adjusted annual rate of 1.6 million in December and January, the highest figure in 13 years.  Residential-improvement expenditures were also revised sharply higher to end 2019; as a result, demand on North American lumber mills is rebounding. This increased demand coupled with reduced supply are leading to improved pricing. Duties on lumber sales from Canada into the U.S. will continue to impact financial results. The U.S. Department of Commerce’s preliminary determination impacting these duties is expected to significantly reduce these impacts beginning in August. Since the duties started in 2017, the Company has paid approximately $59 million of lumber duties. Based on current market conditions and prices, the Company expect improved results in 2020 from 2019 performance.

Paperboard
Paperboard prices and volumes are expected to remain relatively constant in 2020. On a full year comparable basis, margins should improve as raw material costs for pulp have declined.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp & Newsprint
High-yield pulp prices appear to have reached the bottom in the fourth quarter of 2019. The Company expects markets to improve gradually from the bottom of the cyclical lows but remain below 2018 realized prices. Newsprint prices remain challenged due to demand weakness; however, sales volumes are expected to increase due to improved productivity. Overall, the segment results are expected to be flat to slightly up in 2020, subject to the assumptions above. In addition, a significant portion of high-yield pulp sales are to China and it is unclear how the current health crisis will impact the business.

Conclusion
“We faced many challenges in 2019 which had a material impact on our business and financial results. By continuing our initiatives to lower costs and improve cash flows and liquidity, combined with the completion of our loan amendment and the sale of Matane, we are taking aggressive action to manage the current challenging market conditions,” added Boynton. “We are focused on increasing price, mix and margins in our High Purity Cellulose business, while reducing costs and preserving cash to improve our balance sheet. We face many uncertainties with a volatile global manufacturing economy but our employees are resilient and we are prepared to face each of these challenges to build a better future for our Company and its stockholders.”

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 9:00 a.m. ET on February 26, 2020 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, March 11, 2020. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13699071.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Business and Operating Risks Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 33% of our 2019 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; and we may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; Debt-Related Risks While the Company has entered into an amendment (the “Amendment”) to its Senior Secured Credit Facilities (as amended by the Amendment, the “Credit Agreement”) to address the risk of potential non-compliance with certain covenants at the end of the third quarter of 2019, there can be no assurances that the Company will continue in full compliance with the amended covenants provided in the Credit Amendment through December 31, 2021, which is the date covenant relief granted under the Amendment expires; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; and we may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - H of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
December 31, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2019	September 28, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Sales	$468	$416	$481	$1,775	$1,957
Cost of Sales	(456)	(399)	(429)	(1,721)	(1,666)
Gross Margin	12	17	52	54	291
Selling, general & administrative expenses	(18)	(23)	(27)	(90)	(105)
Duties	(7)	(5)	(5)	(22)	(26)
Other operating income (expense), net	(19)	3	(3)	(25)	(12)
Operating Income (Loss)	(32)	(8)	17	(83)	148
Interest expense	(18)	(15)	(14)	(60)	(56)
Interest income and other, net	(11)	4	2	(5)	14
Gain on bargain purchase	—	—	—	—	20
Income (Loss) From Continuing Operations Before Income Taxes	(61)	(19)	5	(148)	126
Income tax (expense) benefit	4	5	2	30	(27)
Income (Loss) from Continuing Operations	$(57)	$(14)	$7	$(119)	$99
Income (loss) from discontinued operations, net of taxes	86	—	6	96	29
Net Income (Loss) Attributable to the Company	29	(14)	13	(22)	128
Mandatory convertible stock dividends	—	(2)	(4)	(9)	(14)
Net Income (Loss) Available to Common Stockholders	$29	$(16)	$9	$(31)	$115

Basic Earnings Per Common Share:
Income (Loss) from Continuing Operations	$(0.91)	$(0.29)	$0.07	$(2.33)	$1.70
Income from discontinued operations	1.36	—	0.11	1.76	0.57
Net income per common share - Basic	$0.45	$(0.29)	$0.18	$(0.57)	$2.27

Diluted Earnings Per Common Share:
Income (Loss) from Continuing Operations	$(0.91)	$(0.29)	$0.07	$(2.33)	$1.52
Income from discontinued operations	1.36	—	0.11	1.76	0.44
Net income per common share - Diluted	$0.45	$(0.29)	$0.18	$(0.57)	$1.96

Shares Used for Determining:
Basic EPS	62,975,537	56,089,839	49,583,842	54,511,863	50,602,480
Diluted EPS	62,975,537	56,089,839	50,955,652	54,511,863	65,397,259

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2019 (Unaudited)
(millions of dollars)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$64	$109
Other current assets	510	607
Property, plant and equipment, net	1,316	1,364
Other assets	590	599
	$2,480	$2,679
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$19	$15
Other current liabilities	267	355
Long-term debt and finance lease obligations	1,063	1,173
Non-current environmental liabilities	160	149
Other non-current liabilities	288	280
Total stockholders’ equity	683	707
	$2,480	$2,679

B

Condensed Consolidated Statements of Cash Flows
December 31, 2019 (Unaudited)
(millions of dollars)

	Year Ended
	December 31, 2019	December 31, 2018
Operating Activities:
Net income (loss)	$(22)	$128
Income from discontinued operations	(96)	(29)
Adjustments:
Gain on bargain purchase	—	(19)
Depreciation and amortization	153	146
Other items to reconcile net income to cash provided by operating activities	20	28
Changes in working capital and other assets and liabilities	(33)	(32)
Cash provided by operating activities- continuing operations	22	222
Cash provided by operating activities- discontinued operations	20	25
Cash Provided by Operating Activities	42	247

Investing Activities:
Capital expenditures	(103)	(129)
Proceeds from sale of resins operations	—	16
Cash used for investing activities-continuing operations	(103)	(113)
Cash provided by (used for) investing activities-discontinued operations	155	(3)
Cash Provided by (Used for) Investing Activities	53	(116)

Financing Activities:
Changes in debt	(109)	(45)
Dividends paid	(19)	(29)
Common stock repurchased, net of issuances	(7)	(42)
Debt issuance costs	(4)	—
Cash used for financing activities-continuing operations	(138)	(116)
Cash used for financing activities-discontinued operations	—	—
Cash Used for Financing Activities	(138)	(116)

Cash and Cash Equivalents:
Change in cash and cash equivalents	(44)	15
Net effect of foreign exchange on cash and cash equivalents	(1)	(2)
Balance, beginning of year	109	96
Balance, end of period	$64	$109

C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
December 31, 2019 (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 28, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,314	$1,317	$1,303	$1,306	$1,334
Commodity Products	$619	$768	$827	$739	$818
Forest Products ($ per thousand board feet):
Lumber	$383	$366	$379	$373	$471
Paperboard ($ per metric ton):
Paperboard	$1,098	$1,097	$1,112	$1,103	$1,130
Pulp & Newsprint ($ per metric ton):
Pulp	$440	$455	$661	$499	$669
Newsprint	$473	$532	$600	$524	$592

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	153	137	158	586	624
Commodity Products	132	88	109	378	298
Forest Products (millions of board feet):
Lumber	155	134	147	617	604
Paperboard (thousands of metric tons):
Paperboard	44	49	43	181	174
Pulp & Newsprint (thousands of metric tons):
Pulp	61	45	46	207	214
Newsprint	44	38	41	166	191

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2019 (Unaudited)

EBITDA by Segment (a):	Three Months Ended December 31, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(4)	$4	$(12)	$(7)	$(39)	$(58)
Depreciation and amortization	3	4	1	34	—	42
Interest expense, net	—	—	—	—	18	18
Income tax expense	—	—	—	—	(4)	(4)
EBITDA	(1)	8	(11)	27	(25)	(2)
Pension settlement loss	—	—	11	—	(2)	9
Severance expense	—	—	—	—	1	1
Loan amendment costs	—	—	—	—	1	1
Adjusted EBITDA	$(1)	$8	$—	$27	$(25)	$9

	Three Months Ended December 31, 2018
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(13)	$(1)	$19	$20	$(18)	$7
Depreciation and amortization	2	4	1	34	—	41
Interest expense, net	—	—	—	—	13	13
Income tax expense	—	—	—	—	(2)	(2)
EBITDA	(11)	3	20	54	(7)	59
Gain on bargain purchase	2	—	—	8	(10)	—
Adjusted EBITDA	$(9)	$3	$20	$62	$(17)	$59
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2019 (Unaudited)

EBITDA by Segment (a):	Year Ended December 31, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(31)	$6	$(3)	$4	$(94)	$(118)
Depreciation and amortization	9	16	4	123	1	153
Interest expense, net	—	—	—	—	60	60
Income tax expense	—	—	—	—	(30)	(30)
EBITDA	(22)	22	1	127	(63)	65
Pension settlement loss	—	—	11	—	(2)	9
Severance expense	—	—	—	—	1	1
Non-recurring expense (b)	—	—	—	—	1	1
Loan amendment costs	—	—	—	—	4	4
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(22)	$22	$12	$127	$(63)	$76

	Year Ended December 31, 2018
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$22	$6	$80	$117	$(126)	$99
Depreciation and amortization	7	16	4	118	1	146
Interest expense, net	—	—	—	—	55	55
Income tax expense	—	—	—	—	27	27
EBITDA	29	22	84	235	(43)	327
Gain on bargain purchase	2	—	—	(2)	(20)	(20)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$31	$22	$84	$233	$(59)	$311
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.
(b) Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2019 (Unaudited)
(millions of dollars, except per share information)

	Year Ended
Adjusted Free Cash Flows (a):	December 31, 2019	December 31, 2018
Cash provided by operating activities of continuing operations	$22	$222
Capital expenditures	(75)	(92)
Adjusted Free Cash Flows	$(53)	$130

(a)
Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	December 31, 2019	December 31, 2018
Current maturities of long-term debt	$19	$15
Long-term debt & finance lease obligation	1,063	1,173
Total debt	1,082	1,188
Original issue discount, premiums and debt issuance costs	6	5
Cash and cash equivalents	(64)	(109)
Adjusted Net Debt	$1,024	$1,084

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Year Ended
	December 31, 2019		September 28, 2019		December 31, 2018		December 31, 2019		December 31, 2018
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$(32)		$(8)		$17		$(83)		$148
Severance expense	1		—		—		1		4
Non-recurring expense (b)	—		—		—		1		—
Loan amendment costs	1		3		—		4		—
Insurance recovery	—		(4)		—		(4)		—
Adjusted Operating Income (Loss)	$(30)		$(9)		$17		$(81)		$152

Income (Loss) from Continuing Operations	$(57)	$(0.91)	$(14)	$(0.29)	$7	$0.07	$(119)	$(2.33)	$99	$1.52
Pension settlement loss	9	0.14	—	—	—	—	9	0.16	—	—
Severance expense	1	0.02	—	—	—	—	1	0.03	4	0.06
Gain on bargain purchase	—	—	—	—	—	0.01	—	—	(20)	(0.32)
Non-recurring expense (b)	—	—	—	0.01	—	—	1	0.02	—	—
Loan amendment costs	1	0.01	3	0.06	—	—	4	0.07	—	—
Insurance recovery	—	—	(4)	(0.07)	—	—	(4)	(0.07)	—	—
Tax effects of adjustments	(3)	(0.04)	—	—	—	—	(2)	(0.04)	(1)	(0.01)
Adjusted Income (Loss) from Continuing Operations	$(49)	$(0.78)	$(15)	$(0.29)	$7	$0.08	$(110)	$(2.16)	$82	$1.25

(a)
Adjusted operating income (loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs, insurance recovery received, and severance expense. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs, insurance recovery received, severance expense and the gain on bargain purchase. Adjusted operating income (loss) and income (loss) from continuing operations are not necessarily indicative of results that may be generated in future periods.

(b) Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.

H